[GRAPHIC OMITTED][WHITING PETROLEUM LOGO]

Mile High Center
1700 Broadway, Suite 2300
Denver, CO 80290-2300
T/ 303.837.1661
F/ 303.861.4023

NEWS RELEASE

Company contacts:	Patricia J. Miller, Vice President and Corporate Secretary 303.837.1661 or patm@whiting.com Heather Duncan, Director of Investor Relations 303.837.1661 or heatherd@whiting.com

Whiting Announces Second Quarter Results:
Net Income Up 91% to $13. 5 Million; $0.72 per share;
Six-Month Net Income Up 116% to $ 23.1 Million; $ 1.23 per share.

Whiting Also Announces:
$44.2 Million Accretive Property Acquisition at $1.11 per Mcfe;
Plans for Properties Acquired in Equity Oil Company Merger;
Recent Significant Drilling Results;
Updated 2004 Drilling Budget of $70 Million;
2004 Production Growth Estimate of 10% to 14%.

DENVER – July 28, 2004 – (PR Newswire) – Whiting Petroleum Corporation (NYSE: WLL) today reported net income of $13.5 million, or $0.72 per basic and diluted share, on total revenues of $54.7 million for the three months ended June 30, 2004. This compares to second quarter 2003 net income of $7.1 million, or $0.38 per basic and diluted share, on total revenues of $39.8 million. Discretionary cash flow for the 2004 three-month period was $34.2 million, up 54% compared to $22.2 million during the same period in 2003.

For the year to date, Whiting reported net income of $23.1 million, or $1.23 per basic and diluted share, on total revenues of $101.5 million. For the first six months of 2003, Whiting reported net income of $10.6 million, or $0.57 per basic and diluted share, on total revenues of $82.7 million. Discretionary cash flow for 2004‘s first six months was $59.8 million, an increase of 33% compared to $44.8 million of discretionary cash flow for 2003‘s corresponding period.

Revenues and Production

Total revenues for second quarter 2004 were $54.7 million, an increase of 37% compared to the $39.8 million of revenues during the same period last year. The increase in total revenues was primarily due to higher crude oil and natural gas prices, net of the effect of hedges, and increased equivalent quarterly production. Production in the second quarter was 9.362 billion cubic feet equivalent (Bcfe), of which 58% was natural gas. This represents an increase of 2.3% over the same period of 2003, in which Whiting produced 9.155 Bcfe, of which 59% was natural gas. Whiting exited the second quarter producing 103.2 million cubic feet equivalent per day (MMcfe per day).

Year-to-date 2004 total revenues were $101.5 million, an increase of 23% from the $82.7 million posted during the same period in 2003. For the six months ended June 30, 2004, Whiting produced 18.8 Bcfe compared to the 18.4 Bcfe produced during the same period in 2003. The year-to-date production increase resulted primarily from drilling, as production increases from the recently completed acquisition of Equity Oil Company will not have an impact until the third quarter. The Company acquired 100% of the outstanding stock of Equity as of July 20, 2004, and began including results of operations from the Equity properties as of that date. Equity was recently producing approximately 15 MMcfe per day.

Second Quarter Results

Second quarter 2004 crude oil production was 652,000 barrels, up 3% from 2003. For the six months ended June 30, 2004, crude oil production was 1.3 million barrels (MMBbl) compared to 1.27 MMBbl produced during the same period in 2003. Whiting received an average price of $33.22 per barrel, net of the effect of hedges, in the second quarter of 2004. This compares to an average price of $25.62, net of the effect of hedges, for the 2003 corresponding period. Whiting’s average realized crude oil price during the first six months of 2004 was $32.47 per barrel, or $31.26 net of the effect of oil hedges. Comparable 2003 average realized crude oil prices were $28.02 per barrel, or $27.29 per barrel net of the effect of oil hedges.

Whiting produced 5.45 Bcf of natural gas in the second quarter, compared to 5.36 Bcf produced in the same period last year. Year-to-date 2004 natural gas production was 10.97 Bcf, up 2% over the 10.75 Bcf produced in 2003. The average gas price received in the second quarter, net of the effects of hedging, was $5.63 per thousand cubic feet (Mcf) versus $4.40 per Mcf in the same quarter last year. Six-month natural gas prices, net of the effect of hedges, were up 19% to $5.31 per Mcf compared to $4.45 per Mcf for the same period in 2003. On an equivalent basis, after consideration of hedging transactions, the average price Whiting received for all oil and gas production in the six months ended June 30, 2004 increased 17% to $5.27 per Mcfe. A summary of Whiting’s outstanding crude oil and natural gas hedges is included later in this press release.

Noteworthy events and results for the three and six months ended June 30, 2004 include:

•	Whiting issued $150 million of 7.25% Senior Subordinated Notes due 2012 on May 11, 2004. The net proceeds of the offering were used to repay the $145 million existing balance outstanding on Whiting’s revolving credit facility. At June 30, 2004, Whiting’s ratio of long-term debt to total capitalization was 35%. The Company ended the quarter with $32.4 million of cash on hand, had working capital of $42.4 million and stockholders’ equity of $284.2 million.
•	Whiting generated discretionary cash flow of $59.8 million during the first six months of 2004. Capital expenditures through June 30, 2004 were $29.2 million. The Company estimates it will spend an additional $40.8 million, or 58%, of its 2004 drilling capital expenditure program during the remainder of 2004.
•	The Company was added to the Russell 3000 Index. The Russell 3000 includes the largest 3,000 companies, measured by market capitalization, out of a universe of more than 13,000 publicly traded U.S. equities.

Acquisition Increases Operating Base

Whiting reached agreement with an undisclosed seller to acquire interests in four producing oil and gas fields in Colorado and Wyoming. Two of the fields will be operated by Whiting (84% average working interest) upon closing. Whiting expects to continue developing all four producing fields once the acquisition is closed. This agreement is subject to standard conditions to closing including Whiting’s completion of title and environmental due diligence. The agreement was entered into in July, with closing expected on August 13, 2004. The purchase price will be $44.2 million, or $1.11 per Mcfe, for the estimated proved reserves of 39.8 Bcfe. Net daily production from the four fields in the purchase is currently 8.9 MMcfe per day. This acquisition will be funded from Whiting’s $195 million credit facility.

In announcing the acquisition, Whiting President and Chief Executive Officer James J. Volker noted the acquisition is expected to add near-term production volumes, opportunities for future exploitation and development, and control of operations with high working interest ownership.

“We expect this transaction to be accretive to 2004 earnings and cash flow,” said Volker. This purchase fits our growth strategy of acquisition and exploitation and reflects our disciplined approach to adding quality reserves at attractive prices. The table below summarizes this acquisition.

Acquisition	Price	Current Net Production			Estimated Net Proved Reserves				Acquisition Cost
	(M$)	BO/D	MCF/D	MCFE/D	MBO	MMCF	MMCFE	% Gas	$/MCFE
#1	$44,200	760	4,300	8,860	3,081	21,300	39,786	54%	$1.11

Plans for Properties Acquired in the Equity Oil Company Merger

Volker discussing the July closing of Whiting’s merger with Equity Oil said: “The acquisition of Equity Oil properties increased Whiting’s daily production rate and reserves by almost 15% and 20%, respectively. Approximately 70% of Equity’s assets are in the Williston, Bighorn, Green River and Piceance Basins where Whiting already owns or operates properties. Recently Equity was producing approximately 15 MMcfe per day. We are moving quickly to accelerate drilling and production growth on Equity’s undeveloped reserves. Using Whiting’s and Equity’s cash on hand, we have retired Equity’s $29 million of bank debt. We have welcomed the Equity employees onto the Whiting team and we look forward to the accretive growth Equity’s assets should produce for the now combined shareholder group.”

Selected Operating and Financial Statistics

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Selected operating statistics
Production
Natural Gas, MMcf	5,450	5,363	10,970	10,746
Oil and condensate, MBbl	652	632	1,301	1,273
Natural gas equivalents, MMcfe	9,362	9,155	18,776	18,384
Average Prices
Natural gas, Mcf (including hedging)	$5.63	$4.40	$5.31	$4.45
Oil, Bbl (including hedging)	$33.22	$25.62	$31.26	$27.29
Per Mcfe Data
Sales price (including hedging)	$5.59	$4.34	$5.27	$4.49
Lease operating	$1.19	$1.10	$1.16	$1.13
Production taxes	$0.34	$0.28	$0.33	$0.30
Depreciation, depletion and amortization	$1.15	$1.08	$1.14	$1.11
General and administrative	$0.44	$0.35	$0.43	$0.35
Selected Financial Data
(In thousands, Except Per Share Data)
Total revenues	$54,731	$39,811	$101,451	$82,657
Total costs and expenses	$32,792	$28,332	$63,814	$59,242
Net income	$13,471	$7,053	$23,109	$10,612
Per share, basic and diluted	$0.72	$0.38	$1.23	$0.57
Average shares outstanding, basic	18,755	18,750	18,754	18,750
Average shares outstanding, diluted	18,775	18,750	18,766	18,750
Net cash provided by operating activities	$32,979	$31,249	$47,281	$46,862
Net cash (used) by investing activities	$(15,038)	$(15,558)	$(26,546)	$(20,759)
Net cash provided (used) by financing activities	$(1,944)	$(80)	$(41,944)	$297

Hedging Activities

During the second quarter of 2004, Whiting did not have its natural gas volumes hedged, but it did have 46% of its oil production hedged. This hedge incurred a hedging loss of $560,000. During the initial six months of 2004, Whiting hedged 23% of its natural gas volumes incurring no hedging losses and 46% of its oil production incurring a hedging loss of $1.58 million. The Company’s currently outstanding hedges are shown on the last page of this news release. For the fourth quarter of 2004 49% of the Company’s natural gas is hedged with a NYMEX floor of $4.50 per MMBtu and ceilings of $9.40 to $12.00 per MMBtu. For the 2004 fourth quarter Whiting has approximately 46% of its oil production hedged with NYMEX floors of $28-$30 per Bbl and ceilings of $46.10 to $48.50 per Bbl.

Second Quarter Operations Discussion

Through June 30, 2004, Whiting spent $29.2 million, or 42%, of its now expected 2004 capital drilling budget of $70 million. The company drilled or participated in a total of 61 wells (26.9 net) and 16 recompletions (10.59 net) during the first six months of 2004. Whiting anticipates drilling and participating in a total of 175 wells (71.21 net) during 2004. This year’s spending through six months is 62% higher than 2003‘s program. Approximately 42% of Whiting’s budget is directed at exploitation drilling of proved undeveloped reserves and 58% at probable and possible reserves. Approximately 70% is directed at operated properties.

Significant Drilling Results Subsequent to June 30

The Whiting-operated MOI Stillwater 21-23 H (100% WI), an existing Bakken horizontal well, was deepened to the Nisku Formation and drilled 1,848 feet horizontally within the producing zone. This is an eastward extension of the horizontal Nisku play in Golden Valley County, North Dakota. The well was placed on production on June 25, 2004. From July 2 to July 8, the well averaged 397 barrels of oil and 256 Mcf per day on a 25/64th-inch choke with 200 psi flowing tubing pressure. Whiting’s mineral interest is 100%. Whiting plans to drill five to eight additional wells in this fashion targeting the Nisku this year. The Company expects future drilling in this play to add new reserves to its 2004 reserve base.

On July 7, the operator of OCS-6 1569 completed a two well development program at South Timbalier Block 185, offshore Louisiana. Each well identified pay in two separate zones and is currently completed in only one zone. Current flow rates from these wells are 7.6 MMcf and 194 barrels of oil per day from the #A-2 ST well and 3.1 MMcf and 100 barrels of oil per day from the #A-8 well. These rates are expected to increase by approximately 30% over the next 30 days. Whiting owns a 7.5% revenue interest in the #A-2 ST well and 7.1% in the #A-8 well. Current net daily production to Whiting is 0.92 MMcfe per day.

Capital Resources and Liquidity

The Company has a $400 million credit agreement with a syndicate of banks. At June 30, 2004, the borrowing base was $195 million with no outstanding principal balance. Excluding property acquisitions, Whiting believes cash on hand and operating cash flow will be sufficient to fund its 2004 drilling program.

Management Comments: Updated Guidance

Volker provided guidance on Whiting’s 2004 drilling program and production levels: “Approximately 58% of Whiting’s 2004 drilling program of $70 million is scheduled for expenditure between July 1 and December 31, 2004. The scheduled pace of our 2004 capital expenditure program permitted us to evaluate the results of our first half drilling. We will now invest more capital into three key plays – Williston oil, Michigan gas and Gulf Coast gas. This means more internally generated production growth should occur in the second half of the year. Based on our organic growth from drilling, the completed merger of Equity Oil into Whiting and agreed and planned acquisitions for cash, we estimate a production increase of approximately 10% to 14% for Whiting in 2004 over 2003. Our guidance for lease operating expenses and general and administrative expenses in 2004 is now $1.14 to $1.18 per Mcfe and $0.39 to $0.41 per Mcfe, respectively. We are encouraged by our results to date from drilling, mergers and acquisitions. We are looking forward to carrying out our plans during the second half of 2004.”

Conference Call Time and Instructions

A conference call with investors, analysts and other interested parties is scheduled for 9:00 a.m. MDT (10:00 a.m. CDT, 11:00 a.m. EDT) on Wednesday, July 28, 2004 to discuss 2004 second quarter financial and operating results. You are invited to listen in by calling (800) 847-4038. Access to a live Internet broadcast will be available at http://www.whiting.com. A replay will be available from Wednesday, July 28 to Wednesday, August 4, 2004. You may access this replay at (800) 642-1687 or (706) 645-9291 and entering the pass code #8697187. You may also access a web archive at http://www.whiting.com.

About Whiting Petroleum Corporation

Whiting Petroleum Corporation is a growing energy company based in Denver, Colorado. Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation. Whiting Oil and Gas Corporation is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. In a September 2003 study by Oil & Gas Journal, Whiting, based on total assets, would be listed as the 54th largest exploration and production company with operations in the U. S. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

Forward-Looking Statements

This press release contains statements that Whiting believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding Whiting’s future business strategy, projected production, reserves, costs and capital expenditures, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: our level of success in exploitation, exploration, development and production activities; our ability to identify and complete acquisitions and to successfully integrate acquired businesses and properties; unforeseen underperformance of or liabilities associated with acquired properties; inaccuracies of our reserve estimates or our assumptions underlying them; failure of our properties to yield oil or natural gas in commercially viable quantities; our inability to access oil and natural gas markets due to market conditions or operational impediments; and our ability to replace our oil and natural gas reserves. Whiting assumes no obligation, and disclaims any duty, to update the forward-looking statements in this press release.

Selected Financial Data

For further information and discussion on the selected financial data below, please refer to Whiting Petroleum Corporation’s Form10-Q for the quarter ended June 30, 2004 to be filed with the Securities and Exchange Commission.

Consolidated Balance Sheets
(In Thousands)

	June 30,	December 31,
	2004	2003
	(unaudited)
Assets
Cash and cash equivalents	$32,376	$53,585
Accounts receivable trade	30,167	24,020
Prepaid expenses and other	6,157	2,666

Total current assets	68,700	80,271

Oil and gas properties, successful efforts method:
Proved properties	643,008	615,764
Unproved properties	3,090	1,637
Other property and equipment	3,050	2,684

Total property and equipment	649,148	620,085
Less accumulated depreciation, depletion
and amortization	(213,525)	(192,794)

Property and equipment, net	435,623	427,291

Deferred income tax asset	3,388	18,735
Other long-term assets	16,058	9,988

Total	$523,769	$536,285

Liabilities and Stockholders' Equity
Accounts payable	$16,269	$15,918
Oil and gas sales payables	2,960	2,406
Accrued employee benefits	3,247	5,275
Production taxes payable	3,280	2,574
Income taxes and other liabilities	--	693
Derivative liability	550	2,145

Total current liabilities	26,306	29,011

Long-term debt	152,006	188,017
Tax sharing liability	29,990	28,790
Production participation plan liability	7,268	7,868
Abandonment liability	23,980	23,021
Stockholders' Equity:
Common stock	19	19
Additional paid-in capital	172,307	170,367
Accumulated other comprehensive income (loss)	1,082	(223)
Deferred compensation	(1,713)	--
Retained earnings	112,524	89,415

Total stockholders' equity	284,219	259,578

Total	$523,769	$536,285

Consolidated Income Statements
(In Thousands, Except for Per Share Data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue:
Oil and gas sales	$52,874	$41,883	$100,510	$91,366
Loss on oil and gas hedging activities	(560)	(2,143)	(1,575)	(8,802)
Gain on sale of marketable securities	2,382	--	2,382	--
Interest income and other	35	73	134	93

Total	54,731	39,813	101,451	82,657

Costs and Expenses:
Lease operating	11,144	10,107	21,693	20,820
Production taxes	3,212	2,553	6,218	5,574
Depreciation, depletion and amortization	10,761	9,865	21,490	20,463
Exploration	502	573	920	735
General and administrative	4,073	3,206	8,074	6,396
Interest expense	3,100	2,028	5,419	5,254

Total costs and expenses	32,792	28,332	63,814	59,242

Income before income taxes and cumulative change in
accounting principle	21,939	11,481	37,637	23,415
Income tax expense:
Current	--	--	--	442
Deferred	8,468	4,428	14,528	8,456

Total income tax expense	8,468	4,428	14,528	8,898

Income from continuing operations	13,471	7,053	23,109	14,517
Cumulative change in accounting principle	--	--	--	3,905

Net income	$13,471	$7,053	$23,109	$10,612

Earnings per share from continuing operations, basic
and diluted	$0.72	$0.38	$1.23	$0.78
Cumulative change in accounting principle	--	--	--	(0.21)

Net income per common share,
basic and diluted	$0.72	$0.38	$1.23	$0.57

Weighted average shares outstanding,
basic	18,755	18,750	18,754	18,750

Weighted average shares outstanding,
diluted	18,775	18,750	18,766	18,750

Reconciliation of Net Cash Provided by Operating Activities to Discretionary Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net cash provided by operating activities	$32,979	$31,249	$47,281	$46,862
Exploration	502	573	920	735
Changes in working capital	(1,522)	(9,397)	11,550	(2,826)

Discretionary cash flow [1]	$31,959	$22,425	$59,751	$44,771

        1 Discretionary cash flow is computed as net income plus exploration costs, depreciation, depletion and amortization, deferred income taxes, non-cash interest costs, non-cash compensation plan charges and change in accounting principle less the gain on sale of properties and marketable securities. The non-GAAP measure of discretionary cash flow is presented because management believes it provides useful information to investors for analysis of the Company’s ability to internally fund acquisitions, exploration and development. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, cash flow or liquidity measures under GAAP and may not be comparable to other similarly titled measures of other companies.

Current Hedges

Commodity Transactions	Period	Monthly Volume (MMBtu)/(Bbl)	Floor/Ceiling
Natural Gas	07/2004 to 09/2004	400,000	$4.50/$8.35
Natural Gas	10/2004 to 12/2004	400,000	$4.50/$9.40
Natural Gas	10/2004 to 12/2004	400,000	$4.50/$12.00
Crude Oil	07/2004 to 09/2004	50,000	$28.00/$35.37
Crude Oil	07/2004 to 09/2004	50,000	$30.00/$38.78
Crude Oil	10/2004 to 12/2004	50,000	$28.00/$46.10
Crude Oil	10/2004 to 12/2004	50,000	$30.00/$48.50

Long-Term Contracts	Period	Gas (MMBtu/Month)	2004 Fixed Price
Natural Gas	01/2002 to 12/2011	51,000	$4.22
Natural Gas	01/2002 to 12/2012	60,000	$3.74

Summary

Hedges and Contracts Period	Hedged and Contracted (MMBtu)/(Bbl) per Month	As a percentage of 2004 Average Monthly Production (Gas/Oil)
July - September 2004	511,000 / 100,000	28% / 46%
October - December 2004	911,000 / 100,000	49% / 46%
2005 and Thereafter	111,000 / -	6% / -